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                                  EXHIBIT (5)
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                                 June 16, 1995



CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739
St. Louis, Missouri  63101

        Re:  Registration Statement on Form S-4

Gentlemen:

        In connection with a certain Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, you have requested that we furnish you our opinion as to the legality of the shares of the common stock, $1.00 stated value (the "Common Stock"), of CNB Bancshares, Inc. (the "Company") registered thereunder, which Common Stock is to be issued pursuant to a Plan and Agreement of Merger (the "Merger Agreement"), dated December 12, 1994, as amended June 9, 1995, among the Company, Citizens Bancshares, Inc. and UF Bancorp, Inc.

        As counsel to the Company, we have participated in the preparation of the Registration Statement. We have examined and are familiar with the Company's Restated Articles of Incorporation, By-laws, as amended, records of corporate proceedings and such other information and documents as we have deemed necessary or appropriate.

        Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and will, when issued as contemplated in the Registration Statement and the Merger Agreement, be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                     Very truly yours,

                                     LEWIS, RICE & FINGERSH, L.C.


                                     /s/ Lewis, Rice & Fingersh, L.C.